DRAFT1.0    Cardinal Ethanol, LLC  Employee Bonus Plan  Amended and Restated for Fiscal Year 2023‐24  (Effective 10‐1‐23)     The purpose in developing and continuing an Employee Bonus Plan is to reward the employees for their contributions  that directly impact the financial results of the Company, who reflect a positive safety culture, and to promote  teamwork needed to complete desired goals. This year’s Plan is made up of financial and team goals relating to the  Company’s financial success, safety, and production efficiency.    For the purposes of the Plan, wages are defined as the amount paid during the defined period and limited to regular  pay, overtime, holiday, and paid time off (PTO).    Rules of the Plan:  a) All plan payouts must be approved by the Board of Directors.  b) Employee must be employed on the day that the Board approves the payout to be eligible for any bonus payout.  c) Employee must be working from October 1, 2023, to September 30, 2024, to be eligible for the full bonus.    Financial Goal:  a) Eligibility for the Financial Goal payout portion of the plan begins at $7,500,000 net income. There will be NO  payout under the financial goal section if the Company does not meet this minimum income threshold.  b) The Financial Goal section is eligible for all employees that meet the eligibility requirements.  c) Payout for the Financial Goal will be made prior to December 31, 2024, once the fiscal year end results are  calculated, reviewed, and approved.    Team Goals:  a) Team Goals are not subject to a minimum net income requirement.  b) Payout for the Team Goals will be made quarterly and based on company “Operational Statistics,” Individual  Safety Participation, and Audits.  c) Employee must be employed on the last day of the quarter and on the day the Board approves the payout to  receive any payout from the Team Goals.  d) Employee does not need to have worked the full quarter to be eligible. Payout will be made once final goal  accomplishments are known and have been approved by the Board of Directors.  e) Team Goal payout is applicable to all employees that meet the eligibility requirements.  f) Employees are responsible for the timely completion of Cardinal’s Safety training, I/T Security training and  employee benefit enrollments. A 1% bonus reduction will be deducted from the individual employee if these items  are not completed by the designated deadlines each quarter when applicable.

Employee Bonus Plan

Financial Goal – Max Payout 15% of eligible wage.

- Minimum required net profit needed for payout $7.5M (Annual Payout)
  - Payout Level 1................................ $ 7,500,000 - $14,999,999 = 5 % payout
  - Payout Level 2................................ $15,000,000 - $24,999,999 = 7½% payout
  - Payout Level 3................................ $25,000,000 - $34,999,999 = 10% payout
  - Payout Level 4................................ $35,000,000 - $44,999,999 = 12½% payout
  - Payout Level 5................................ $45,000,000 - $54,999,999 = 15% payout
  - Payout Level 6................................ $55,000,000 - $64,999,999 = 17½% payout
  - Payout Level 7................................ $65,000,000 and above = 20% payout

Team Goals – Max Payout 11% of eligible wage.

Team Goal #1 – Improved efficiency and production through increased ethanol yield per bushel ground as compared to previous year's achievements. (Quarterly Payout)

Team Goal #2 – Optimize natural gas usage by reducing BTU/gallon. Achieved Natural Gas Usage number will be based on "Operation Statistics" work papers. (Quarterly Payout)

Team Goal #3 – Maximize corn oil yield per bushel of corn ground. (Quarterly Payout)

Team Goal #4 – Improve Safety performance. Increase awareness and maintain safety performance. Near Misses will be based on individual reports submitted on time to the EHS Manager. Other Safety criteria are based on individual participation and Bi-Annual Safety Audits. (Quarterly Payout)

- <u>Goal #1</u> Be a leader in efficiency through optimizing ethanol yield – (Improve on our 3-year average yield of 2.951 undenatured, moisture adjusted gallons per bushel ground based on corn at 15% with a year-end true-up.) (3% max payout)
  1) Undenatured Ethanol Yield below 2.950 bu/gal............ 0% payout
  2) Undenatured Ethanol Yield of 2.9510 – 2.9575 bu/gal...... 1% payout
  3) Undenatured Ethanol Yield of 2.9576 – 2.9649 bu/gal...... 2% payout
  4) Undenatured Ethanol Yield of $\geq$ 2.965 bu/gal................ 3% payout

- <u>Goal #2</u> Optimize Natural Gas Usage (BTU per Anhydrous Ethanol Gallon) (2% max payout)
  1) 24,000 or more.. 0% payout
  2) 23,999 – 23,500 .... 1% payout
  3) Less than 23,500.. 2% payout

- <u>Goal #3</u> Maximize Corn Oil Yield – (Pounds of Oil per Bushels Ground) (3% max payout)
  1) Corn Oil Yield of <.975 lbs/bushel........................ 0% payout
  2) Corn Oil Yield of .976 - .990 lbs/bu...................... 1% payout
  3) Corn Oil Yield of $\geq$ .991 lbs/bu.............................. 3% payout

 Goal #4 Improve Safety Record: Individual Safety Participation; subject to verification and approval by  management. (3% max payout)  1) Safety Committee Meeting (1% max payout) ‐ Participate in one (1) Safety Committee meeting.  2) Individual Employee Participation (1% max payout)   TWO (2) Individual Employee Participation Tasks from the below menu:  o Individual Employee Participation Menu  Safety Program Area Audit Complete  Non‐Routine Task Pre‐Work Audit Completed  Lead a Toolbox Talk  Review, update, and complete PSSR activity.  LOTO/Confined Space Program Review  Contractor Observation, Review and Evaluation  Participate and complete an optional Safety Webinar.  Participate on an Internal Control committee.  Near Miss Reports completed (Plant, Internal Control, Cyber)  3) Improve PROtect Audit Score (based on bi‐annual Audit scores/ranking) (1% max payout)  (Required a minimum of 1 above to be eligible for item #3)  Q1 Payout = Completion of all non‐capital deficiencies highlighted and mentioned in the        latest PROtect Safety Audit within 90 days of issuance of PROtect Safety Audit Report.  Q2 Payout = A Safety Audit Score greater than the previous PROtect Safety Audit Score of 93.16% achieved         on August 22, 2023.  Q3 Payout = Completion of all non‐capital deficiencies highlighted and mentioned in the        latest PROtect Safety Audit within 90 days of issuance of PROtect Safety Audit Report.  Q4 Payout = A Safety Audit Score greater than the Previous PROtect Safety Audit Score or >93%.

    Sr. Management Team Personal Incentive (10% additional opportunity available)    Available to the following positions: CEO, CFO, Commodity Manager, and Plant Manager    These positions will be eligible for an additional 10% payout. 50% of this payout will be tied to the Production Manager,  Maintenance Manager, Controller, Grain Operations Manager, and the EHS Manager meeting their individual goals. 30%  of this payout will be based on Production improvement and 20% based on completing the next FY Capital and Bonus  planning, timely.     “Senior Management”: Goals (annual end of FY payout) (10% max)  1) Leadership/Management/Coaching – Develop and Support Mid‐management (5%)  Average completion scores of mid management incentive award times 50% award value.    2) Capital Planning – Prepare Capital Budget for Board approval. Analysis, Write‐up, Management approval  completed in a timely manner and submitted to the Finance Committee Chairman for Board approval. (1%)  1) Submission date on or before September 30, 2024……..    1% payout    3) Bonus Plan Preparation/Completion – Prepare Bonus Plan proposal and submit to the Compensation Committee  Chairman for Board approval. (1%)  1) Submission date on or before September 30, 2024……...    1% payout    4) Production & Capacity Goals (Based on Denatured Production) (3%)  1) Fiscal Year End Production > 133,500,000 MG……………….     1% payout  2) Fiscal Year End Production > 134,500,000 MG……….........     2% payout  3) Fiscal Year End Production > 135,500,000 MG……….........     3% payout